Exhibit 4.13

AMENDMENT NUMBER SEVEN
TO THE
TELEPHONE AND DATA SYSTEMS, INC.
TAX-DEFERRED SAVINGS PLAN
WHEREAS, Telephone and Data Systems, Inc., a Delaware corporation (the “Company”), has heretofore adopted and maintains for the benefit of eligible employees of the Company and certain subsidiaries of the Company the “Telephone and Data Systems, Inc. Tax-Deferred Savings Plan” (the “Plan”);
WHEREAS, the Plan was most recently amended and restated, effective as of January 1, 2014; and
WHEREAS, the Company desires to amend the Plan to clarify the Plan’s definition of “Total and Permanent Disability.”
NOW, THEREFORE, pursuant to the power of amendment contained in Section 14.1 of the Plan, section 44 of Article 2 of the Plan hereby is amended as follows, effective as of the date hereof:
(44)    Total and Permanent Disability. A disability within the meaning of the long-term disability plan of the Participant’s Employer, as determined by the disability insurer of such plan.
* * * * * *

IN WITNESS WHEREOF, the Company has caused this Amendment Number Seven to be executed by its duly authorized officers this 30th day of March, 2018.

TELEPHONE AND DATA SYSTEMS, INC.

By:	/s/ LeRoy T. Carlson, Jr.
Chief Executive Officer, Chief Financial Officer or Vice President Human Resources

By:	/s/ Daniel J. DeWitt
Chief Executive Officer, Chief Financial Officer or Vice President Human Resources